Exhibit 4.40

CONTRATO DE OTORGAMIENTO DE UN DERECHO DE TANTEO SOBRE LAS PARTICIPACIONES SOCIALES DE LA SOCIEDAD FERROSOLAR R&D, S.L. TITULARIDAD DE SILICIO FERROSOLAR, S.L.U.

celebrado entre

SILICIO FERROSOLAR, S.L.U.

(el "Concedente"  o  “SFS”)

Y

AURINKA PHOTOVOLTAIC GROUP, S.L.

(el "Optante" o “Aurinka”)

En Madrid, a 11 de julio de 2019

Índice

Cláusula		Página
1	Objeto	5
2	Duración	5
3	Precio	6
4	Ejercicio del Derecho de Tanteo y transmisión de las Participaciones a favor del Optante	6
5	Condiciones suspensivas y extinción del Derecho de Tanteo	8
6	Resolución del Contrato	8
7	Confidencialidad	9
8	Notificaciones	9
9	Gastos e impuestos	10
10	Miscelánea	10
11	Cesión	11
12	Ley aplicable y jurisdicción	12
Listado de Anexos		14
Anexo 1 – Identificación de las Participaciones y títulos de propiedad		15
Anexo 2 – Borrador de la notificación comunicando el ejercicio del Derecho de Tanteo		16

CONTRATO DE OTORGAMIENTO DE UN DERECHO DE TANTEO SOBRE LAS PARTICIPACIONES SOCIALES DE LA SOCIEDAD FERROSOLAR R&D, S.L. TITULARIDAD DE SILICIO FERROSOLAR, S.L.U.

En Madrid, a 11 de julio de 2019.

REUNIDOS

DE UNA PARTE

(1)       Dña. Clara Cerdán Molina, mayor de edad, de nacionalidad española, Abogado, con D.N.I nº 48498082-Y, en vigor, y domicilio a estos efectos en Paseo de la Castellana, nº 259-D- Torre Espacio, planta 49, 28046, Madrid.

Interviene en nombre y representación de la sociedad Silicio FerroSolar, S.L.U., domiciliada en Torre Espacio, Paseo de la Castellana, 259-D, Planta 49, 28046 - Madrid, constituida por tiempo indefinido, mediante escritura otorgada ante el notario de Madrid, D. Jaime Recarte Casanova, el día 10 de julio de 2.008, bajo el número 2.369 de orden de su protocolo, inscrita en el Registro Mercantil de Madrid al tomo 25905 , folio 20 , hoja M- 466968 , y con Código de Identificación Fiscal B-85504884  (en adelante, indistintamente denominada el “Concedente” o “SFS”). Ostenta dicha representación, que asegura vigente, en virtud de escritura de apoderamiento otorgada ante el Notario de Madrid, D. Jaime Recarte Casanova, el 14 de septiembre de 2016, con número de protocolo 3.700, la cual fue debidamente inscrita en la hoja registral abierta a dicha sociedad en el Registro Mercantil de Madrid al tomo 25905, folio 215, sección 8, hoja M-466968.

Y DE OTRA PARTE

(2)       D. Benjamín Llaneza Caruana, de nacionalidad española, mayor de edad, casado, con domicilio profesional en Calle Marie Curie, 19, Edificio Autocampo II, oficina 2-2, 28521 – Rivas Vaciamadrid, Madrid, y con Documento Nacional de Identidad número 50446574-F, en vigor.

Interviene en nombre y representación de la sociedad Aurinka Photovoltaic Group, S.L., domiciliada en Calle Marie Curie, 19, Edificio Autocampo II, oficina 2-2, 28521 – Rivas Vaciamadrid, Madrid, constituida por tiempo indefinido mediante escritura pública otorgada ante el notario de Guadarrama, D. Agustín Diego Isasa, el día 9 de noviembre de 2.010, bajo el número 1.615 de orden de su protocolo, inscrita en el Registro Mercantil de Madrid al tomo 28.345, folio 156, hoja M-510497, y con Código de Identificación Fiscal B-86070547 (en adelante, indistintamente denominada el “Optante” o “Aurinka”). Ostenta dicha representación, que asegura vigente, en virtud de su cargo de Administrador Único de la misma, en virtud de escritura de constitución antes mencionada.

En adelante, el Concedente y el Optante serán conjuntamente denominados las “Partes” y cada una de ellas individualmente una “Parte”.

Las Partes declaran tener capacidad legal suficiente para celebrar este contrato, por lo que

EXPONEN

(A)       Que el Concedente es titular de 50.000 participaciones sociales de la sociedad Ferrosolar R&D, S.L. (“R&DCo”), de un euro (1 €) de valor nominal cada una de ellas y numeradas de la 50.001 a la 100.000, ambas inclusive, representativas del 50% del capital social de R&DCo, según el desglose y en virtud de los títulos de propiedad que se indican en el Anexo 1 del presente contrato (en adelante, las "Participaciones"), las cuales son objeto del Derecho de Tanteo (tal y como dicho término se define más adelante).

(B)       Que, con fecha 20 de diciembre de 2016, Grupo FerroAtlántica, S.A.U., SFS, FerroAtlántica, S.A.U., Blue Power Corporation, S.L. y Aurinka suscribieron un acuerdo de Joint Venture, el cual fue elevado a público ese mismo día, ante el notario de Madrid, D. Ignacio Manrique Plaza, con el número 3.539 de su protocolo, y posteriormente fue novado mediante acuerdo suscrito entre las Partes de fecha 24 de febrero de 2017, que fue elevado a público ese mismo día, ante el notario de Madrid, D. Ignacio Manrique Plaza, con el número 524 de su protocolo (en adelante, el acuerdo de Joint Venture según resulta tras la novación del mismo, será denominado el “JVA”).

(C)       Que Grupo FerroAtlántica, S.A.U., SFS, FerroAtlántica, S.A.U., Blue Power Corporation, S.L., Aurinka, Ferrosolar OpCo Group, S.L.U. (“OpCo”), R&DCo y FerroAtlántica Participaciones, S.L.U. (la “Sociedad Beneficiaria”) han suscrito, en el día de hoy, un contrato-marco de transacción, de resolución del JVA y demás acuerdos derivados del mismo y asunción de compromisos complementarios (en adelante, el “Contrato de Transacción”).

(D)       Que, como consecuencia de la decisión de resolver y extinguir el JVA, en virtud de lo dispuesto en la Cláusula 2 del Contrato de Transacción, las Partes llevarán a cabo una serie de actuaciones en unidad de acto, entre las que se encuentra el otorgamiento de un derecho de tanteo sobre las Participaciones a favor del Optante.

(E)       Que, asimismo, está previsto que en el día de hoy,  OpCo otorgue a favor del Optante un derecho de tanteo sobre ciertos activos de su titularidad ubicados en la planta de Puertollano de los que OpCo es titular (el “Derecho de Tanteo sobre los Activos”). Dichos activos son los que se detallan en el contrato que regula el Derecho de Tanteo sobre los Activos (los “Activos”).

(F)       Que el Concedente está interesado en otorgar al Optante un derecho de adquisición preferente o de tanteo sobre la totalidad de las Participaciones para el caso de que el Concedente:

a)    reciba una oferta firme, irrevocable y por escrito de adquisición de la totalidad, no de algunas, de las Participaciones por parte de un tercero distinto de una sociedad perteneciente a su mismo grupo de sociedades (entendiendo como grupo de sociedades lo dispuesto en el artículo 42 del Código de Comercio (el “Grupo”)). Dicho tercero, en adelante, será denominado el “Tercero”; y

b)    se proponga proceder a transmitir las Participaciones a dicho Tercero,

(en adelante, el “Derecho de Tanteo”).

(G)      Que Grupo FerroAtlántica, S.A.U., como accionista único, está actualmente llevando a cabo un proceso de reorganización societaria y empresarial en su filial FerroAtlántica, S.A.U., con el objeto de promover y facilitar la gestión separada e independiente de cada una de las ramas de negocio. En este contexto, el pasado 2 de abril de 2019, se firmó ante notario la escisión parcial sin extinción de FerroAtlántica, S.A.U. mediante la transmisión en bloque y por sucesión universal de su rama financiera del negocio, consistente en la tenencia de participaciones, acciones y/o cuotas sociales que confieren la mayoría del capital social en otras sociedades, a favor de la Sociedad Beneficiaria, recibiendo el accionista único, esto es Grupo FerroAtlántica, S.A.U., la totalidad de las participaciones sociales en que se divide el capital social de la Sociedad Beneficiaria. La transmisión en bloque que se traspasa a la Sociedad Beneficiaria incluye, entre otras, las participaciones sociales de OpCo que antes de la ejecución de la escisión financiera eran propiedad de FAT. Por tanto, dado que con fecha 28 de junio de 2019 se inscribió la referida escisión y la Sociedad Beneficiaria quedó efectivamente constituida, a día de hoy es la Sociedad Beneficiaria la titular de todas las participaciones sociales de OpCo trasmitidas en virtud de dicha escisión.

En  virtud de lo anterior, las Partes, reconociéndose mutuamente capacidad para ello, acuerdan suscribir el presente contrato (en adelante, el “Contrato”), con sujeción a las siguientes

CLÁUSULAS

1.      Objeto

En virtud del presente Contrato, el Concedente otorga al Optante el Derecho de Tanteo, que el Optante acepta.

A efectos meramente aclaratorios, se hace constar que el Derecho de Tanteo no será de aplicación en el supuesto de que las Participaciones, de forma individual o conjunta, vayan a ser transmitidas o se transmitan a una sociedad perteneciente al Grupo del Concedente. Asimismo, en caso de que el Concedente transmita las Participaciones a una sociedad de su Grupo, la sociedad adquirente deberá subrogarse en la posición contractual del Concedente bajo el presente Contrato con carácter simultáneo a dicha transmisión.

2.       Duración

El Derecho de Tanteo estará en vigor desde el día de hoy y hasta el 30 de diciembre de 2020, inclusive.

3.       Precio

3.1       Precio del Derecho de Tanteo

El Derecho de Tanteo se otorga con carácter gratuito.

3.2       Precio de transmisión de las Participaciones en caso de ejercitarse el Derecho de Tanteo y demás condiciones esenciales de la venta

El precio total de adquisición de las Participaciones y los restantes términos esenciales de la transmisión de las mismas, en caso de ejercitarse el Derecho de Tanteo, serán los que se indiquen en la oferta de adquisición recibida del Tercero.

3.3     Impuestos

El precio establecido en la presente Cláusula no incluye los impuestos indirectos que según la legislación fueren aplicables, que deberán ser abonados por las Partes según establezca la legislación vigente en el momento del ejercicio del Derecho de Tanteo.

4        Ejercicio del Derecho de Tanteo y transmisión de las Participaciones a favor del Optante

4.1     Ejercicio del Derecho de Tanteo

4.1.1  Supuesto en el que el Concedente reciba de un Tercero una oferta de adquisición de las Participaciones

En caso de que el Concedente reciba de un Tercero una oferta firme, irrevocable y por escrito de adquisición de las Participaciones (la “Oferta”) y el Concedente estuviese dispuesto a aceptarla, el Optante dispondrá del Derecho de Tanteo respecto de la totalidad de las Participaciones, para lo cual el Concedente se obliga expresamente a comunicar por escrito al Optante su pretensión de transmitir las Participaciones, así como las condiciones de dicha transmisión contenidas en la Oferta,  dentro de los diez (10) días naturales siguientes a la recepción de la misma.

Tras dicha comunicación, el Optante dispondrá de un plazo de veinte (20) días naturales para ejercer el Derecho de Tanteo en términos no menos favorables que los comunicados al Optante en la Oferta. Si el Optante no ejercitase el Derecho de Tanteo dentro del plazo señalado anteriormente, se entenderá que renuncia al mismo. Para el ejercicio del Derecho de Tanteo, el Optante deberá notificar al Concedente el ejercicio de dicho derecho mediante el envío de una comunicación sustancialmente idéntica al borrador de notificación que se adjunta al presente Contrato como Anexo 2, en la forma establecida en la Cláusula 8 siguiente.

4.1.2  Supuesto en el que el Concedente reciba de un Tercero una oferta de adquisición de las Participaciones y OpCo reciba del Tercero una oferta de adquisición de todos los Activos

En este caso, el ejercicio por parte del Optante del Derecho de Tanteo,  y la consiguiente transmisión a su favor de las Participaciones, quedan condicionados al ejercicio de forma simultánea por parte del Optante del Derecho de Tanteo sobre la totalidad de los Activos. En todo lo demás, será de aplicación lo previsto en la Cláusula 5.1.1 anterior y en este Contrato en relación con el ejercicio del Derecho de Tanteo y, en relación con el ejercicio del Derecho de Tanteo sobre los Activos, será de aplicación lo previsto en el contrato que regule el otorgamiento de dicho derecho.

4.1.3  Obligaciones adicionales en relación con el ejercicio del Derecho de Tanteo

En caso de que la Oferta incluyese (i) el repago o la adquisición de los préstamos concedidos a R&DCo por SFS o por cualquiera de las sociedades pertenecientes a su Grupo; (ii) el abono de cualesquiera derechos de créditos tuvieran dichas sociedades frente a R&DCo; y/o (iii) la subrogación en la posición contractual del prestamista bajo dichos préstamos, será requisito indispensable para el ejercicio del Derecho de Tanteo que el Optante asuma dichas obligaciones en los mismos términos que aquéllos contenidos en la Oferta,

4.2     Transmisión de las Participaciones a favor del Optante

4.2.1  Ejercitado el Derecho de Tanteo y, en caso de ser de aplicación,  el Derecho de Tanteo sobre los Activos,  el Concedente se obliga a comparecer en la notaría de Madrid capital que al efecto designe el Optante, el día y a la hora que indique en la notificación por la que le informe del ejercicio de su derecho (la “Notificación”),  que no podrá ser anterior a los veinte (20) días naturales siguientes a la fecha en que el Concedente reciba la Notificación, ni posterior a los treinta  (30) días naturales siguientes a la fecha de recepción de la Notificación por parte del Concedente,  debiendo formalizarse el contrato de compraventa de las Participaciones y, en su caso, de los Activos de forma simultánea y ante notario dentro del plazo señalado anteriormente.  Las Participaciones se transmitirán en pleno dominio, con cuanto les sea inherente y accesorio, libres de toda carga, afección, gravamen, opción, restricción, limitación o derecho en favor de persona alguna, y con todos los derechos económicos y políticos inherentes a las mismas y el Concedente no dará ningún tipo de garantías en relación con las mismas, a excepción de o dispuesto anteriormente y de las relativas a la capacidad.

4.2.2  El precio de la transmisión de las Participaciones deberá abonarse mediante transferencia bancaria en el momento en que las mismas sean transmitidas, sin retención de cantidad alguna por ningún concepto, a salvo de aquéllas que deban practicarse en aplicación de la normativa en vigor.

4.2.3  En caso de que, una vez ejercitado el Derecho de Tanteo por parte del Optante, no se verificase la transmisión de las Participaciones y/o, en su caso, de los Activos por cualquier causa no imputable al Optante, el presente Contrato seguirá en vigor hasta el 30 de diciembre de 2020, inclusive.

4.2.4  En caso de que, una vez ejercitado el Derecho de Tanteo por parte del Optante sobre las Participaciones, no se verificase la transmisión de Participaciones y/o, en su caso, de los Activos por cualquier causa imputable al Optante o éste no abonase el precio de compraventa de los mismos, será de aplicación lo previsto en las Cláusulas  5.1 y  6a) siguientes, sin perjuicio de la responsabilidad en que el Optante hubiese incurrido y de su obligación de abonar al Concedente los daños y perjuicios que éste hubiese sufrido a consecuencia de ello.

5        Condición suspensiva y extinción del Derecho de Tanteo

5.1     Condiciones suspensivas

La validez, efectividad, entrada en vigor y perfeccionamiento de la transmisión de las Participaciones a favor del Optante queda condicionada de manera expresa al abono efectivo por parte del Optante al Concedente del precio de adquisición de las mismas y, en su caso, al cumplimiento de lo previsto en la Cláusula 4.1.3 anterior, dentro de los treinta (30) días naturales siguientes a la fecha de recepción de la Notificación por parte del Concedente.

En virtud de lo expuesto en el párrafo anterior, en tanto el precio de adquisición de las Participaciones no sea íntegramente satisfecho al Concedente y las obligaciones previstas en la Cláusula 4.1.3 anterior no estén íntegramente cumplidas, la transmisión de las mismas quedará en suspenso, no desplegará sus efectos ni se entenderá, por tanto, perfeccionada la compraventa de las mismas, permaneciendo dichas Participaciones en propiedad del Concedente.

Si, una vez transcurridos treinta (30) días naturales a contar desde la fecha de recepción de la Notificación por parte del Concedente, no se hubiese cumplido la condición suspensiva señalada anteriormente, el Derecho de Tanteo quedará extinguido automáticamente y la transmisión de las Participaciones a favor del Optante no se entenderá perfeccionada, sin necesidad de que ninguna de las Partes realice comunicación alguna a la otra Parte.

5.2     Extinción del Derecho de Tanteo

El Derecho de Tanteo quedará automáticamente extinguido en caso de que transcurran treinta (30) días naturales a contar desde la fecha de recepción de la Notificación por parte del Concedente, sin que se haya cumplido la condición suspensiva señalada en la Cláusula 5.1 anterior.

Asimismo, el Derecho de Tanteo quedará automáticamente extinguido el 31 de diciembre de 2020.

6        Resolución del Contrato

El Contrato podrá resolverse por las siguientes causas:

a)      En relación con alguna de las Partes, cuando medie incumplimiento grave de las obligaciones de dicha Parte, incluido el supuesto previsto en la Cláusula 4.2.4 anterior, sin perjuicio de la facultad de la Parte cumplidora de optar entre exigir el cumplimiento o la resolución del Contrato, con el resarcimiento de daños y abono de intereses en ambos casos. La Parte cumplidora también podrán pedir la resolución, aun después de haber optado por el cumplimiento, cuando éste resulte imposible.

b)      Por acuerdo unánime de las Partes por escrito.

7        Confidencialidad

Salvo exigencia legal en contrario, las Partes conservarán en la más estricta confidencialidad la existencia y los términos del presente Contrato y no utilizarán o expondrán su contenido en relación con ninguna otra finalidad distinta de la formalización entre las Partes y ejecución del Derecho de Tanteo.

Lo anteriormente indicado respecto de las Partes no será de aplicación en el supuesto en que concurra alguna de las siguientes circunstancias:

(a)     cuando la revelación de la información confidencial venga exigida por ley, por una Administración Pública o una autoridad judicial en el cumplimiento de sus funciones o por la normativa aplicable;

(b)     cuando la información sea de carácter notorio o de conocimiento público (por causa distinta a un incumplimiento de lo aquí dispuesto); o

(c)     en el supuesto en que alguna de las Partes deba dar a conocer la información confidencial para dar cumplimiento a las obligaciones asumidas en el presente Contrato.

8        Notificaciones

Cualesquiera notificaciones y comunicaciones que deban realizarse las Partes entre sí en relación con el presente Contrato se considerarán debidamente efectuadas si (i) se realizan por escrito; (ii) han sido remitidas por correo certificado con acuse de recibo, burofax o cualquier otro medio escrito que acredite su recepción, siempre que se remitan a las direcciones postales de cada una de las Partes que se indican a continuación:

Para Aurinka Photovoltaic Group, S.L.
A/A:	D. Benjamín Llaneza Caruana
Dirección:	E-mail: Calle Marie Curie, 19, Edificio Autocampo II, oficina 2-2, 28521 – Rivas Vaciamadrid, Madrid
E-mail:	bllaneza@aurinkapv.com

Para Silicio Ferrosolar, S.L.U.
A/A:	D. Pedro Larrea Paguaga
Dirección:	Torre Espacio, Paseo de la Castellana, 259-D, Planta 49, 28046 - Madrid
E-mail:	pedro.larrea@ferroglobe.com

9        Gastos e impuestos

Cada una de las Partes asumirá los gastos en que hubiera incurrido derivados de la suscripción y formalización en escritura pública de este Contrato y los impuestos que sean de aplicación serán sufragados por la Parte que solicite dicha formalización en escritura pública.

10      Miscelánea

10.1   Protección de Datos Personales

Los datos de carácter personal facilitados por las Partes al amparo del Contrato serán incorporados a uno o varios ficheros de datos de carácter personal. Las personas cuyos datos aparezcan en los citados ficheros podrán hacer ejercicio de los derechos de acceso, rectificación, cancelación y oposición mediante solicitud escrita, firmada y dirigida a la otra parte, a la dirección que este determine en las notificaciones que deban realizarse de acuerdo con lo establecido en el Contrato. Las Partes informarán a las diferentes personas físicas afectadas de la cesión de sus datos de carácter personal en los términos previstos en la Normativa de Protección de Datos Personales, con ocasión del envío de las notificaciones que deban realizar de conformidad con lo estipulado en el presente Contrato.

Una vez que los datos hayan sido obtenidos por alguna de las Partes, la misma será responsable del cumplimiento de las obligaciones legales relativas al tratamiento de dichos datos desde su propia base de datos y de conformidad con la Normativa de Protección de Datos Personales.

10.2   Formalización en documento público

Cualquiera de las Partes podrá solicitar que el presente Contrato se eleve a público ante el Notario que al efecto designe la Parte solicitante. Los gastos e impuestos derivados de la elevación a público del presente Contrato se satisfarán por la Parte solicitante.

10.3   Interpretación y modificación

Este Contrato constituye la totalidad del acuerdo alcanzado entre las Partes respecto del objeto del mismo, reemplazando y dejando sin efecto lo dispuesto en cualesquiera pactos anteriores entre las Partes en relación con la misma materia en tanto que sean contradictorios con lo aquí dispuesto.

Cualquier modificación de este Contrato habrá de realizarse por las Partes de mutuo acuerdo y formalizarse por escrito, cumpliendo, como mínimo, con las mismas formalidades con que se ha dotado a la suscripción del presente Contrato.

10.4   Renuncia

Cualquier renuncia de cualquiera de los derechos o facultades derivados del Contrato por cualquiera de las Partes deberá realizarse por escrito. La omisión por cualquiera de las Partes a exigir el estricto cumplimiento de cualquier término contractual en una o más ocasiones no podrá ser considerada en ningún caso como renuncia, ni privará a esa Parte del derecho a exigir el estricto cumplimiento de la/s obligación/es contractual/es a posteriori.

10.5   Nulidad

La invalidez, ilegalidad o inejecutabilidad total o parcial de cualquiera de las Cláusulas de este Contrato no afectará o impedirá la vigencia y validez de aquella parte de la misma que no sea inválida, ilegal o inejecutable o de las restantes que permanecerán con plena validez y eficacia. No obstante lo anterior, la Cláusula o Cláusulas inválidas o inejecutables serán interpretadas y cumplidas (en la medida posible) de acuerdo con la intención inicial de las Partes .

10.6   Computo de plazos

Salvo cuando expresamente se estableciera lo contrario en este Contrato: (i) los plazos expresados en “días” se refieren a días naturales, contados a partir del día natural inmediatamente siguiente al del inicio del cómputo, inclusive, hasta el último día natural del plazo, inclusive; (ii) los plazos expresados en “días hábiles” se refieren a días hábiles en la ciudad de Madrid. En este sentido, no computarán aquellos días que no fueran hábiles conforme al calendario de Madrid; y, (iii) los plazos expresados en meses o años se contarán de fecha a fecha desde el día de inicio del cómputo hasta el mismo día del último del plazo (ambos incluidos), salvo que en el último mes o año del plazo no existiese tal fecha, en cuyo caso el plazo terminará el día inmediatamente anterior.

11      Cesión

Las Partes podrán ceder libremente su posición contractual, así como la totalidad o parte de sus derechos y/u obligaciones asumidos en virtud del presente Contrato, sin modificación ni excepción de clase alguna, única y exclusivamente a cualquier sociedad que forme parte de su Grupo, mediante notificación a la otra Parte realizada de conformidad con lo establecido en la Cláusula 8.

Las Partes acuerdan que no será necesario un contrato por separado para la formalización de la cesión descrita en el apartado anterior y que la misma no requerirá, para su operatividad, acciones posteriores ni la ejecución de ningún otro documento ni autorización de cualquier clase.

12      Ley aplicable y jurisdicción

12.1   Ley aplicable

El presente Contrato se regirá e interpretará de conformidad con lo dispuesto por la ley española común.

12.2   Jurisdicción

Las Partes se someten expresamente a los Juzgados y Tribunales de la ciudad de Madrid (Capital) para dirimir cualquier litigio que se derive de la interpretación y ejecución de este Contrato.

[Sigue Hoja de Firmas]

Y PARA QUE CONSTE Y EN PRUEBA DE CONFORMIDAD,  las Partes firman este Contrato por duplicado, a un solo efecto, en el lugar y en la fecha indicados en el encabezamiento, visando cada página.

Aurinka Photovoltaic Group, S.L.		Silicio Ferrosolar, S.L.U.

Firmado:	/s/ Benjamín Llaneza Caruana	Firmado:	/s/ Clara Cerdán Molina
Nombre:	Benjamín Llaneza Caruana	Nombre:	Clara Cerdán Molina
Titulo:	Administrador Único	Titulo:	General Counsel

Listado de Anexos

Anexo 1:	Identificación de las Participaciones y títulos de propiedad

Anexo 2:	Borrador de la notificación comunicando el ejercicio del Derecho de Tanteo

Anexo 1 – Identificación de las Participaciones y títulos de propiedad

Número de Participaciones	Títulos de propiedad
50.000 participaciones sociales, de un euro de valor nominal cada una de ellas, numeradas de la 50.001 a la 100.000, ambas inclusive.

Escritura de aumento de capital social de R&DCo, otorgada ante el notario de Madrid, D. Ignacio Manrique Plaza, el día 24 de febrero de 2017, bajo el número 526 de orden de su protocolo, inscrita en el Registro Mercantil de Madrid al tomo 34.796, folio 185,  hoja M-625891,  inscripción 6.

Anexo 2 – Borrador de la notificación comunicando el ejercicio del Derecho de Tanteo

[Razón social del destinatario]

[Nombre del representante del destinatario]

[Dirección]

Referencia: Contrato de otorgamiento de Derecho de Tanteo, de fecha [*], suscrito entre Aurinka Photovoltaic Group, S.L. y Silicio Ferrosolar, S.LU.. (el “Acuerdo”) – Comunicación ejercicio del Derecho de Tanteo sobre las Participaciones

Estimado Sr. [*]

Me dirijo a usted en referencia al Acuerdo.

De acuerdo con los términos de la Cláusula [*] del Acuerdo, por la presente le notifico el ejercicio del Derecho de Tanteo sobre las Participaciones y le convoco para acudir el día [*] en la notaría de D. [*], sita en [*], a las [*] horas.

Por la presente solicito que Silicio Ferrosolar, S.L.U. proceda a adoptar y llevar a cabo cuantas medidas y acciones sean necesarias para cumplir con las reglas de transmisión de Participaciones sean de aplicación.

Cualquier término que aparezca en mayúsculas en la presente comunicación y que no esté expresamente definido en la misma tendrá el significado que se le atribuye en el Acuerdo.

Reciba un cordial saludo,

_____________________

D. [*]